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                            III.  SUMMARY OF TERMS

BORROWER:                    American Pad & Paper Company of Delaware, Inc.,
                             (the "Borrower").

AGENT:                       Bankers Trust Company ("BTCo").

LENDERS:                     BTCo and a syndicate of lenders formed by BTCo
                             (the "Lenders").

REVOLVING CREDIT FACILITY:   $300,000,000 Revolving Credit Facility, including
                             a letter of credit sub-limit [to be agreed upon].

MATURITY:                    The fifth anniversary of the closing date of the
                             Transaction (the "Closing Date").   Loans made
                             pursuant to the Senior Bank Financing (the
                             "Revolving Loans") shall be repaid in full on such date.

USE OF PROCEEDS:             The proceeds of all Revolving Loans shall be
                             utilized to consummate the Recapitalization, to pay related fees and expenses and for the Borrower's working capital requirements and other general corporate purposes (which may include acquisitions and repurchases of Senior
                             Subordinated Notes as described in the Credit
                             Agreement) provided that no more than $200 million of Revolving Loans may be used to consummate the Refinancing.

AVAILABILITY:                Revolving Loans may be borrowed, repaid and
                             reborrowed on or after the Closing Date.

GUARANTY:                    All obligations under the Senior Bank Financing
                             shall be unconditionally guaranteed by American
                             Pad & Paper Company ("Holdings") and by each of
                             Holdings' subsidiaries (other than the Borrower)
                             (each such subsidiary, together with Holdings, the "Guarantors"), subject to customary exceptions for transactions of this type.

SECURITY:                    The obligations of the Borrower and the Guarantors
                             in respect of the Senior Bank Financing shall be secured by a first priority perfected security interest in (x) all stock of each of their direct and indirect subsidiaries and (y) all other tangible and intangible assets of Holdings and each of its direct and indirect subsidiaries
                             (other than those accounts receivable and related property that have been transferred pursuant to the Borrower's existing

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

                             accounts receivable facility (the "Accounts
                             Receivable Facility")), subject to customary exceptions for transactions of this type.


INTEREST RATES AND                           LEVERAGE            EURODOLLAR    BASE RATE   COMMITMENT
COMMITMENT FEES:                               RATIO             MARGIN PLUS  MARGIN PLUS     FEE
                                             --------            -----------  -----------  ----------
                             LEVEL I      less than 2.0:1            75 bps       0 bps        30 bps

                             LEVEL II      2.5:1 less than 2.0:1     100 bps      0 bps        35 bps

                             LEVEL III    3.0:1 less than 2.5:1      125 bps      25 bps       40 bps

                             LEVEL IV     3.5:1 less than 3.0:1      150 bps      50 bps       45 bps

                             LEVEL V      less than 3.5:1            175 bps      75 bps       50 bps

VOLUNTARY PREPAYMENTS:       Voluntary prepayments may be made at any time
                             without premium or penalty, provided that voluntary prepayments of Reserve Adjusted
                             Eurodollar Loans made on a day other than the last day of an interest period applicable thereto shall be subject to breakage costs.

MANDATORY PREPAYMENTS:       Revolving Loans shall be required to be prepaid if
                             at any time the aggregate principal amount thereof exceeds the total commitments under the Senior
                             Bank Financing.

OPTIONAL COMMITMENT          The unutilized portion of the total commitment
 REDUCTIONS:                 under the Senior Bank Financing may be reduced or
                             terminated by the Borrower at any time without penalty.

MANDATORY COMMITMENT         The total commitments under the Senior Bank
 REDUCTIONS:                 Financing shall be reduced by the amounts set
                             forth below on each of the third, fourth and fifth anniversaries of the Closing Date:


                                          YEAR                  AMOUNT
                                          ----               -------------
                                          1999               $50.0 million
                                          2000               $50.0 million
                                          2001               $200.0 million

                             Mandatory commitment reductions of the Senior Bank Financing also to be required from (i) 100% of the net proceeds from asset sales and insurance recovery events, with customary exceptions provided that the foregoing percentage as it relates to asset sales shall be reduced to 75% if at the time of any such asset sale, no default or event of default exists under the Senior Bank Financing and the ratio of Total Debt to EBITDA (calculated on a pro forma basis after giving effect to such asset sale and the application of proceeds therefrom) is less than 3.00:1.00, (ii) 100% of the net proceeds from issuance of debt, with customary exceptions, and (iii) 50% of the net proceeds from

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

                             equity issuance or capital contributions, with customary exceptions.

AGENT/LENDER FEES:           The Agent and the Lenders shall receive such fees
                             as have been separately agreed upon with the Agent and the Lenders.

LETTER OF CREDIT FEES:       Applicable Margin for Reserve Adjusted Eurodollar
                             Loans as in effect from time to time on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing
                             Lender.

CONDITIONS PRECEDENT:        In addition to conditions precedent typical for
                             these types of facilities and any other conditions appropriate in the context of the proposed transaction, the following conditions shall apply:


A.  TO THE INITIAL REVOLVING LOANS

                             (i) The structure and all terms of, and the documentation for, the Transaction shall be satisfactory to the Agent and the Required Lenders (as hereinafter defined). All conditions precedent to the consummation of the Transaction as set forth in the documentation relating thereto shall have been satisfied, and not waived except with the consent of the Agent and the Required Lenders, to the satisfaction of the Agent and the Required Lenders. The Transaction shall have been consummated in accordance with all documentation therefor and all applicable laws, Holdings shall have received gross cash proceeds of at least $150 million from the IPO (before underwriting discounts and commissions and expenses) and Holdings shall have contributed the net cash proceeds from the IPO to the Borrower.

                             (ii) Concurrently with the consummation of the Transaction, the Borrower shall have delivered a notice to the trustee for the Senior Subordinated Notes in accordance with the terms thereof providing that the Borrower will repurchase $70 million in aggregate principal amount of Senior Subordinated Notes with a portion of the proceeds of the IPO.

                             (iii) All obligations of the Borrower under the
                                   Senior Bank Financing shall constitute
                                   "Designated Senior Debt" and "Senior Debt", as the case may be, under (and as defined in) the Senior Subordinated Notes and the Senior Bank Financing shall constitute the "Bank Credit Agreement" under (and as defined

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                                   in) the Senior Subordinated Notes.

                             (iv) All necessary governmental and third party approvals in connection with the Transaction and the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein.

                             (v) Since December 31, 1995, nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which the Agent or the Required Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of Holdings and its subsidiaries to perform their obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or Holdings and its subsidiaries taken as a whole after giving effect to the Transaction.

                             (vi) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, the Senior Bank Financing or any documentation executed in connection therewith or which the Agent or the Required Lenders shall reasonably determine could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) of Holdings, the Borrower or Holdings and its subsidiaries taken as a whole.

                             (vii) The Lenders shall have received legal
                                   opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

                             (viii) All organizational documents of Holdings
                                    and its subsidiaries shall be reasonably satisfactory to the Agent

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                                   and the Required Lenders.

                             (ix) All Revolving Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

                             (x) All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                             (xi) The Lenders shall have a perfected first priority security interest in the assets of Holdings and its subsidiaries as required above.

                             (xii) Holdings and its subsidiaries shall have no
                                   indebtedness except the Senior Bank
                                   Financing, the Senior Subordinated Notes, the Accounts Receivable Facility and other indebtedness to be mutually agreed upon.

                             (xiii) The Agent and the Lenders shall have
                                    received, and shall be reasonably satisfied with, an opening pro forma balance sheet of Holdings and its subsidiaries after giving effect to the Transac tion, and a related funds flow statement.

B.  CONDITIONS TO ALL REVOLVING LOANS

                             Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Senior Bank Financing, continued accuracy of representations and warranties and receipt of such documentation as shall be required by the Agent.

REPRESENTATIONS              The Senior Bank Financing and related
 AND WARRANTIES:             documentation shall contain representations and
                             warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

COVENANTS:                   Those typical for these types of facilities and
                             any additional covenants appropriate in the context of the proposed transaction (with such covenants having such exceptions or baskets as may be mutually agreed upon). "Special Purpose
                             Corporation" covenants shall be applicable at all times to Holdings. Although the covenants have not yet been specifically determined, we

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                             anticipate that the covenants shall in any event
                             include:

                             (i)   Restrictions on other indebtedness.

                             (ii) Restrictions on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets, it being understood that the Borrower shall be permitted to make acquisitions so long as any acquisition in excess of $25 million and less than or equal to $50 million shall not be consummated without the prior written consent of the Required Lenders unless the Pro Forma Leverage Ratio on the date of such acquisition is less than 3.00:1.00 and any acquisition in excess of $50 million shall not be consummated without the prior written consent of the Required Lenders, and with all acquisitions to be on such other terms and conditions to be determined.

                             (iii) Restrictions on sale-leaseback transactions
                                   subject to certain permitted exceptions.

                             (iv) Restrictions on dividends and amendments of organizational, corporate and other documents.

                             (v) Restrictions on voluntary prepayments of other indebtedness and amendments thereto, it being understood that the Borrower may repurchase additional Senior Subordinated Notes so long as no default or event of default then exists (or would result there from) under the Senior Bank Financing and the ratio of Total Bank Debt to EBITDA after giving effect to such repurchase is less than 2.50:1.00.

                             (vi) Restrictions on transactions with affiliates and formation of subsidiaries.

                             (vii)  Restrictions on investments.

                             (viii) Maintenance of existence and properties.

                             (ix)   No liens, with exceptions to be negotiated.

                             (x) Various financial covenants customary for a transaction of this type (including, without limitation, minimum interest coverage to be determined, minimum consolidated EBITDA to be determined and maximum

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                                    leverage of 4.0:1.0).

                             (xi)   Adequate insurance coverage.

                             (xii)  ERISA covenants.

                             (xiii) The obtaining of interest rate protection in
                                    amounts and for periods to be determined.

                             (xiv)  Restrictions on capital expenditures.

                             (xv)  Financial reporting.

                             (xvi)  Compliance with laws.

EVENTS OF DEFAULT:           Those typical for these types of facilities and
                             any additional ones appropriate in the context of the proposed transaction including, without limitation, a change of control of the Holdings.

ASSIGNMENTS AND              The Borrower may not assign its rights or
 PARTICIPATIONS:             obligations under the Senior Bank Financing
                             without the prior written consent of the Lenders.
                             Any Lender may assign, and may sell participations in, its rights and obligations under the Senior
                             Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Agent. The Senior Bank
                             Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Bank Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

REQUIRED LENDERS:            Majority.

GOVERNING LAW:               State of New York.

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